Exhibit 99.1

ABSOLUTE SOFTWARE CORPORATION

EMPLOYEE SHARE PURCHASE PLAN

Effective February 1, 2022

1.	Purpose

1.1

This Employee Share Purchase Plan has been established to enable eligible Employees to acquire Shares of Absolute in a convenient and systematic manner, so as to encourage continued Employee interest in the operation, growth and development of the Company and to further align Employee interests with those of Absolute’s shareholders.

2.	Definitions and Interpretation

2.1	“Absolute” means Absolute Software Corporation, a British Columbia corporation.

2.2	“Account” means the account to be established in respect of each Participant as described in Section 7.1.

2.3	“Agency Agreement” means the agreement referred to in Section 11.2.

2.4

“Agent” means any person, company or firm which may be appointed by Absolute under Section 11.2 to maintain accounts and to purchase and/or hold Shares as agent for Participants on the terms set out herein.

2.5	“Board” means the Board of Directors of Absolute.

2.6

“Broker” means such person or persons as may from time to time be appointed or designated by Absolute or the Agent to perform brokerage functions in executing securities transactions and to provide custodial services in respect of the assets under the Plan.

2.7	“Compensation Committee” means the Compensation Committee of the Board.

2.8

“Compensation” means the regular salary or wages of a Participant received or to be received from the Company, or a Subsidiary of Absolute, for such Participant’s service with respect to a particular payroll period, but excluding (i) any bonuses, sales commissions, compensation received or to be received in respect of overtime worked or any other compensation received or to be received with respect to such payroll period and (ii) any Company Contributions or other benefits received or to be received by the Participant under this Plan.

2.9

“Company” means Absolute and its Subsidiaries (other than Subsidiaries that have been designated by Absolute as ineligible to participate in the Plan) and their respective successors and assigns so long as they remain Subsidiaries on a consolidated basis or each of them, as applicable, provided that any reference in this Plan to action by the Company means action by or under the authority of the Board, the Compensation

Committee of the Board, or any person or committee that has been designated by the Board or the Compensation Committee as responsible for this Plan.

2.10	“Company Contribution” means the amount of money paid by the Company under the Plan in respect of a Participant as described in Section 5.

2.11	“Contributions” means Company Contributions and Participant Contributions together.

2.12	“DRS Statement” has the meaning given thereto in Section 9.1.

2.13

“Employee” means an employee of the Company who is customarily employed for at least twenty (20) hours per week and more than five (5) months in any twelve month period and for greater certainty does not include an employee who has received notice of termination of employment or an individual who has been classified by the Company as an independent contractor.

2.14

“Enrollment Period” means a period during which Employees may enroll to participate in the Plan and Participants may change or suspend their participation, which, except as otherwise determined by the Company in respect of a Purchase Period or in respect of an individual Employee, will occur during the month prior to the commencement of a Purchase Period (subject to any blackout considerations).

2.15	“Insider” means an “insider” as such term is defined for the purposes of Section 613 of TSX Company Manual.

2.16	“Insider Trading Policy” means Absolute’s Insider Trading and Blackout Policy (or similar policy or policies) in effect at the relevant time.

2.17	“Market Purchase” means the purchase of Shares through the facilities of a Stock Exchange.

2.18	“Nasdaq” means the Nasdaq Global Select Market.

2.19	“Non-Active Participant” means a Participant who ceases to contribute to the Plan but who maintains an account balance under the Plan.

2.20	“Participant” means an Employee who has applied and agreed to participate in the Plan on such terms as the Company may specify and whose application has been accepted by the Company.

2.21	“Participant Contribution” means the amount of money contributed by a Participant in the Plan as described in Section 4.

2.22	“Plan” means this Employee Share Purchase Plan and includes all amendments thereto.

2.23

“Purchase Date” means the date or dates on which Shares are purchased for Participants in respect of a Purchase Period, which is expected to be on or about the first business day following receipt of the contribution file and Contributions for such Purchase Period by the Agent.

2.24	“Purchase Period” has the meaning given thereto in Section 4.1.

2.25	“Release” has the meaning given thereto in Section 9.

2.26

“Share” means a common share in the capital of Absolute as presently constituted or any shares or other securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed pursuant to a reorganization.

2.27

“Share Price” with respect to Shares acquired on behalf of Participants as of or in respect of a Purchase Date, the average price per Share paid for all Shares purchased under the Plan on or in respect of the relevant Purchase Date.

2.28

“Stock Exchange” means, unless otherwise specified by the Compensation Committee with respect to a Purchase Date, in the case of a Participant resident in Canada, the TSX and, in the case of a Participant resident in the United States of America, Nasdaq, or such other stock exchange on which the Shares are listed as the Compensation Committee will from time to time prescribe.

2.29	“Subsidiary” means any entity controlled by Absolute (within the meaning of Division 4 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators).

2.30	“TSX” means the Toronto Stock Exchange.

2.31

Unless the context requires otherwise, references to any gender includes all genders, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.32

Any amounts required to be determined under this Plan that are denominated in a currency other than the currency in which an Employee is paid will be converted to the Employee’s local currency on such reasonable basis as may be determined by Absolute in consultation with the Agent.

2.33	The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

3.	Eligibility and Participation

3.1

All Employees are eligible to participate in the Plan, subject to the terms of the Plan. To become a Participant such Employee must complete and submit an application in the form prescribed by the Company from time to time and file it with the Company, or, if appointed and designated by the Company for such purpose, the Agent, and authorize the Company to deduct the Participant Contribution from the Participant’s Compensation. Upon acceptance of such application by the Company, such Employee will become a Participant under the Plan. The Company will ensure that Participants are provided with all information regarding the Plan required to be provided, and in the manner prescribed, under any applicable law.

3.2

Participants who are on an approved leave of absence (including a leave authorized by statute) or long-term disability may remain a Participant for a period of one year from the initial date of the leave of absence or from the initial date of qualification under the

Company’s long-term disability programs, or such longer period as may be required under applicable law. In the event that payroll deduction is not available to such Participants during such period, the Participant may make Participant Contributions directly to the Company or the Agent, as applicable. If the Employee continues on a leave of absence or long-term disability after the longer of the period of continued participation required under applicable law or one year, as the case may be, the Employee’s participation in the Plan will terminate at the expiry of the longer of such periods. The Employee may re-apply to participate in the Plan if the Employee returns to employment with the Company in a position in which the Employee is scheduled to work for at least twenty (20) hours per week and more than five (5) months in any twelve month period.

4.	Purchase Periods

4.1

Purchase periods during which payroll deductions will be accumulated under the Plan will consist of the six month periods commencing on January 1 and July 1, and ending on June 30 and December 31 of each calendar year, provided that the Compensation Committee may establish different purchase periods, from time to time, in advance of their commencement having a duration of three months to twenty-four months (each, a “Purchase Period” and collectively, the “Purchase Periods”) and provided that the initial Purchase Period under the Plan will be the ten-month period from March 1, 2022 to December 31, 2022, with Purchase Dates to occur following each of July 31, 2022 and December 31, 2022.

5.	Participant Contributions

5.1

Subject to Section 13, a Participant may elect to contribute as their Participant Contribution under the Plan a minimum of US$100 per payroll period and representing on an annual basis no more than US$15,000. An initial election with respect to the Participant Contribution will be made by the Participant by completing and submitting the application form in the form prescribed by the Company (which may be an electronic form as contemplated by Section 3.1) during an Enrollment Period. Absolute may from time to time during a Purchase Period permit Employees who became Employees after the end of an Enrollment Period to submit an application to participate in the Plan in accordance with Section 3.1.

5.2

A Participant may elect to increase or decrease their rate of payroll deduction by submitting an election (which may be in electronic form), at any time during a Purchase Period, in accordance with, and if and to the extent permitted by, procedures established by the Company from time to time, which may, if permitted by the Company, include a decrease to zero. Any such election is subject to compliance with the Section 5.1 and Section 13 and will become effective as soon as administratively practicable.

5.3

Subject to compliance with Section 13, a Participant may withdraw from participating in the Plan by submitting an election (which may be in electronic form where permitted) at any time during a Purchase Period, except during the period that is fifteen (15) days before a Purchase Date (unless otherwise approved by Absolute). Any such withdrawal election will become effective as soon as administratively practicable, and the Participant will receive a refund of their Participant Contributions not used to purchase Shares under the Plan. A Participant who stops payroll deductions in any Purchase Period by decreasing their payroll deduction to zero in accordance with Section 5.2 or who withdraws from the Plan under this Section 5.3 may not elect to participate further in the Plan until the next

Purchase Period except with the written consent of the Company. Such election to resume Participant Contributions may only be made during an Enrollment Period and will be effective as of the first day of the Purchase Period next following such Enrollment Period. A Participant will be deemed to have elected to withdraw from participating in the Plan effective upon ceasing to be an Employee and the Participant will receive a refund of their Participant Contributions that have not been used to purchase Shares prior to the Participant’s withdrawal from the Plan.

5.4

All Participant Contributions will be (i) deducted by the Company out of each regular payroll payment and will be retained by or paid to the Company, as the case may be, or paid directly by the Participant in accordance with Section 3.3 if applicable, and (ii) applied in accordance with Section 7.1.

5.5

Unless a Participant completes a new election under Section 5.2, or withdraws from the Plan or no longer meets the eligibility requirements in Section 3, the deductions and purchases under the election on file for the Participant under the Plan will continue automatically from one Purchase Period to succeeding Purchase Periods as long as the Plan remains in effect.

6.	Company Contributions

6.1

Company Contributions as described herein will be made on or before each Purchase Date in respect of Market Purchases for those Participants who have made a Participant Contribution during the applicable Purchase Period. For greater certainty, no Company Contributions will be made on dividends paid on Shares in the Account of a Participant.

6.2

The amount of Company Contributions in respect of each Participant for a Purchase Period will be equal to approximately 33% of the Participant Contributions made by the Participant for such Purchase Period, subject to an annual maximum of US$5,000. The Compensation Committee may determine a different Company Contribution Percentage for a Purchase Period prior the Enrollment Period for such Purchase Period.

6.3

Company Contributions will be additional remuneration to the Participant, which the Participant directs to be paid and applied in accordance with Section 7.1. By participating in the Plan, the Participant acknowledges that the full amount of Company Contributions will be paid and applied on behalf of the Participant in accordance with the Plan and that any income tax or other statutory or other payroll deductions in respect of Company Contributions will be deducted from regular payroll payments to the Participant.

6.4

The Company will also pay administrative costs related to the Plan but will not pay brokerage or related fees or expenses related to the transfer or sale of Shares by the Participant. No interest will be paid or allocated to Participant Contributions received prior to the applicable Purchase Date.

7.	Purchase of Shares

7.1	On each Purchase Date, with respect to each Participant:

(a)	all Participant Contributions and Company Contributions for the Purchase Period to which the Purchase Date relates will be paid in full on behalf of the Participant, and

(b)	dividends paid on Shares in the Account of the Participant since the last Purchase Date will be reinvested,

to purchase Shares for the Participant through Market Purchases by a Broker, in accordance with applicable laws and as set out in Sections 7.2 and 7.3 below.

7.2

With respect to each Purchase Period, the Company will forward to a Broker on or before the Purchase Date for such Purchase Period the Participant Contributions and corresponding Company Contributions for all Participants to be applied to purchase such number of Shares that can be purchased with such amounts through Market Purchases. In the event the Broker is unable to apply 100% of the Contributions for a particular Purchase Period to acquire Shares on or in respect of the Purchase Date for such Purchase Period, Contributions that are unable to be applied to purchase Shares as of such Purchase Date will be retained and applied for the benefit of the Participant to whom the Contributions relate on the next Purchase Date.

7.3

The Shares purchased by Participant Contributions and Company Contributions in accordance with Section 7.2 will be allocated to each Participant in accordance with the respective Contributions made by or in respect of such Participant and based on the applicable Share Price. Effective as of the date on which the Shares are acquired for the Participant’s Account, each Participant will be deemed to be the registered and beneficial owner of such number of Shares as are purchased for and allocated to it in accordance with Section 7.2 and this Section 7.3 and will thereafter be entitled to all rights of ownership incidental thereto, including the right to receive dividends and other distributions payable in respect of the Shares and to receive notice of, attend and vote at meetings of holders of Shares.

8.	Participant Accounts

8.1

Absolute or, if appointed, the Agent will maintain an account (“Account”) for each Participant in such a way that the interests of each Participant in the Plan in respect of Participant and Company Contributions may be ascertained. The Account will reflect Shares, including any fractions thereof, and Contributions which have been allocated to such Account in respect of the Participant.

9.	Withdrawal of Shares

9.1

A Participant may, subject to this Section 9, Section 10 and Section 13 on written notice to Absolute or, if appointed, the Agent, elect to receive, by way of electronic share transfer to such Participant or a registered broker of such Participant’s choice, any number of whole Shares in the Participant’s Account (a “Release”). Subject to the requirements of applicable law, any such Release will be evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of shareholders to be kept by Absolute in place of a physical share certificate (a “DRS Statement”).

9.2

A Participant who has notified Absolute or, if appointed, the Agent, pursuant to Section 9.1 that the Participant wishes to withdraw the whole or a part of the Shares in the Participant’s Account will be entitled to receive such Shares, computed to the date such notice is received. A DRS Statement representing the appropriate number of Shares, registered in the name of such Participant or such name as the Participant may direct, will be provided to the Participant or the Participant’s registered broker as the Participant may direct. If such Participant is withdrawing the entire Account and is entitled to a fraction of a Share upon such Release, an amount equal to the value of such fraction will be paid to the Participant in cash calculated on the basis of the closing price of Shares traded on the Stock Exchange on the last trading day prior to the date the notice of such withdrawal is received.

9.3	Absolute will arrange to provide statements to Participants describing the particulars of each Release.

10.	Distribution on Termination of Employment

10.1

Upon the termination of employment of any Participant with the Company for any reason whatsoever, a Release will be made in respect of all Shares held in the Participant’s Account, in accordance with this Section 10.

10.2

A DRS Statement for such Shares, registered in the name of such Participant or in such name as the Participant may direct, will be delivered to the Participant or the Participant’s registered broker as the Participant may direct. If the Participant is deceased, such DRS Statement will be delivered to a beneficiary designated by the Participant or, if no beneficiary has been designated, to the estate of the Participant. If the Participant will be entitled to a fraction of such Share upon such termination, the money equal to the value of such fraction, calculated in accordance with Section 9.2, will be paid to such Participant or such Participant’s designated beneficiary or estate (if no beneficiary has been designated), as applicable.

11.	Administration and Appointment of Agent

11.1

The Plan will be administered by Absolute in accordance with its provisions. Absolute may, from time to time, establish administrative rules and regulations relating to the operation of the Plan as it may deem necessary to further the purpose of the Plan and amend or repeal such rules and regulations. Absolute, in its discretion, may appoint a committee for the purpose of interpreting, administering and implementing the Plan. Absolute may also delegate to any director, officer or employee of Absolute such administrative duties and powers as it may see fit. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, will be within the sole discretion of Absolute, may be made at any time and will be final, conclusive, and binding upon all persons, including all Participants, Employees or their beneficiaries.

11.2

Absolute may appoint a person, firm or company to serve as the Agent under the Plan. Absolute and the Agent will enter into an agreement (the “Agency Agreement”) which will provide for the application of amounts received to purchase Shares. The Agency Agreement will provide that the Agent holds such Shares as agent for the Participants in accordance with the Plan. The Agency Agreement will contain such other terms and provisions, not inconsistent with the Plan, as Absolute will approve. Absolute will have the right, at any time and from time to time, to remove from office any Agent appointed under the Plan and to appoint another Agent in its stead in accordance with the terms of the Agency Agreement.

12.	Voting of Shares in the Plan

12.1

Absolute or its designated agent will furnish or otherwise make available to each Participant a copy of a notice of each meeting of shareholders of Absolute and copies of any other materials furnished or made available to holders of Shares.

12.2

A Participant may provide instruction as to the voting of Shares at any meeting at which the holders of Shares are entitled to vote in respect of the number of whole Shares standing to the Participant’s credit in the Participant’s Account.

13.	Application of Insider Trading Policy

13.1

Any action taken by a Participant in connection with the Plan, including, for greater certainty and without limitation, any increase or decrease to the amount of contributions under the Plan, any sale or transfer of Shares from the Plan and any enrollment or cessation of participation in the Plan, will be subject to any restrictions applicable to such Participant under the Insider Trading Policy; provided that, for greater certainty, a Participant may initiate a Release from the Account pursuant to Section 9 while restrictions on trading under the Insider Trading Policy are in effect provided that no Shares will be sold to cover any expenses relating to such Release and the Participant requesting such Release will be responsible for any such expenses.

14.	Amendment or Termination of the Plan

14.1

The Compensation Committee or the Board may at any time and for any reason amend, suspend or terminate in whole or in part, the Plan, including the method of calculating and amounts of Company Contribution under Section 6, or amend the terms as they relate to any Participant. No such amendment or termination will adversely affect the rights of any Participant under the Plan with respect to Shares that have already been purchased for the Participant’s Account, provided that the purchase of Shares may be terminated by the Compensation Committee or the Board on any Purchase Date if the Compensation Committee or the Board determines that the termination of the Plan is in the best interests of Absolute and its shareholders.

14.2

Upon termination of the Plan, all Shares held in the Participant’s Account will be released in full to the Participant by providing to the Participant or investment dealer designated by the Participant a DRS Statement respecting the Shares, registered in the name of such Participant or such name as the Participant may direct. In the event the Participant will be entitled to a fraction of a Share upon such termination, the cash amount equal to the value of such fraction will be paid to such Participant. Absolute or, if appointed, the Agent will be entitled to wind-up the Plan in accordance with this Section over such reasonable period of time as will allow for the orderly termination of the Plan.

15.	General Provisions

15.1	The Company (or its agents) will arrange statement of the balances in a Participant’s Account to be made available to the Participant on a regular basis.

15.2	The interest of any Participant in the Plan will not be assignable either by voluntary assignment or by operation of law except upon death or upon mental incompetency.

15.3

Participation in the Plan will be entirely voluntary and any decision not to participate will not affect any Employee’s employment with the Company. No Employee, Participant or other person will have any claim or right to participate under the Plan. Participation in this Plan will not affect the right of the Company to terminate the employment of a Participant. Except only as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation, neither any period of notice nor any payment in lieu thereof, or combination thereof, upon termination of employment will be considered as extending the period of employment for the purposes of the Plan.

15.4	The Company will not be liable to any Participant for any loss resulting from:

(a)	a decline in the market value of any Shares purchased by the Participant pursuant to the Plan;

(b)	any change in the market price of the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place;

(c)	any dividends paid on the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place; and

(d)	any change in the market price of the Shares between the time any dividends are paid on the Shares and the time a purchase of Shares using those dividends hereunder takes place, where applicable.

15.5

The Plan and the implementation thereof is subject to compliance with all laws and regulatory requirements that now or in the future are applicable. As a condition of participating in the Plan, each Participant agrees to comply with all laws, rules and regulations which may apply in connection with the Plan and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

15.6

The Company may withhold from any amounts payable to a Participant, either under this Plan, or otherwise, or require a Participant to pay, such amounts as may be necessary so as to ensure that the Company will be able to comply with any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amounts, if any, includable in the employment income of a Participant. Notwithstanding this section, a Participant will be fully responsible and liable for reporting for tax purposes in respect of their participation in the Plan, and the payment of any tax relating thereto.